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| FORM 4 |                       U.S. SECURITIES AND EXCHANGE COMMISSION
+--------+                               WASHINGTON, D.C. 20549
[_] Check this box if
    no longer subject         STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    to Section 16.
    Form 4 or Form 5       Filed pursuant to Section 16(a) of the Securities
    obligations may           Exchange Act of 1934, Section 17(a) of the
    continue. See            Public Utility Holding Company Act of 1935 or
    Instruction 1(b).      Section 30(f) of the Investment Company Act of 1940
(Print or Type Responses)
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1.  Name and Address of Reporting Person*

        Price                       Thomas                            A.
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        (Last)                      (First)                        (Middle)

        2400 Bridgeway, Suite A-230
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                                   (Street)

        Sausalito                     CA                             94965
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        (City)                      (State)                           (Zip)
2.  Issuer Name and Ticker or Trading Symbol  Sonic Automotive, Inc. (SAH)
                                             -----------------------------------
3.  I.R.S. Identification Number of Reporting Person, if an entity
    (voluntary)
                --------------
4.  Statement for Month/Year      4/02
                             ---------------------------------------------------
5.  If Amendment, Date of Original (Month/Year)
                                               ---------------------------------
6.  Relationship of Reporting Person(s) to Issuer (Check all applicable)
     X Director    X Officer             ___ 10% Owner    ___ Other
                        (give title below)                       (specify below)
        Vice Chairman
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7.  Individual or Joint/Group Filing (Check Applicable Line)
     X   Form filed by One Reporting Person
    ____ Form filed by More than One Reporting Person
Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

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1. Title              2. Trans-  3. Trans-       4. Securities Acquired (A)        5. Amount of         6. Owner-     7. Nature
   of                    action     action          or Disposed of (D)                Securities           ship          of In-
   Security              Date       Code            (Instr. 3, 4 and 5)               Beneficially         Form:         direct
   (Instr. 3)            (Month/    (Instr. 8)                                        Owned at             Direct        Bene-
                         Day/    -----------------------------------------------      End of               (D) or        ficial
                         Year)                                                        Month                Indirect      Owner-
                                  Code       V   Amount        (A) or    Price        (Instr. 3 and 4)     (I)           ship
                                                               (D)                                         (Instr. 4)    (Instr. 4)
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Class A Common Stock    4/30/02     S(1)          200,000       D         $32.2648    800,355             I           By reporting
                                                                                                                      person as
                                                                                                                      trustee for
                                                                                                                      The Price
                                                                                                                      Trust
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Class A Common Stock                                                                  600                 D
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  Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
        (e.g., puts, calls, warrants, options, convertible securities)

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 1. Title of Derivative            2. Conver-          3. Trans-           4. Transac-            5. Number of Deriv-
    Security (Instr. 3)               sion or             action              tion Code              ative Securities
                                      Exercise            Date                (Instr. 8)             Acquired (A) or
                                      Price of            (Month/                                    Disposed of (D)
                                      Deriv-              Day/                                       (Instr. 3, 4, and 5)
                                      ative               Year)
                                      Security
                                                                           ---------------------------------------------------
                                                                           Code      V                 (A)         (D)
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 Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
   (e.g., puts, calls, warrants, options, convertible securities)

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                              6. Date Exer-     7. Title and Amount of       8. Price    9. Number       10. Owner-    11. Na-
                                 cisable and       Underlying Securities        of          of Deriv-        ship          ture
                                 Expiration        (Instr. 3 and 4)             Deriv-      ative            Form          of In-
                                 Date                                           ative       Secur-           of De-        direct
                                 (Month/Day/                                    Secur-      ities            rivative      Bene-
                                 Year)                                          ity         Bene-            Securities    ficial
                                                                                (Instr.     ficially         Bene-         Owner-
                               --------------------------------------------     5)          Owned            ficially      ship
                               Date     Expira-              Amount or                      at End           Owned at      (Instr.
                               Exer-    tion         Title   Number of                      of               End of        4)
                               cisable  Date                 Shares                         Month            Month
                                                                                            (Instr. 4)       (Instr. 4)
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Explanation of Responses:

(1) Sale pursuant to a variable prepaid forward contract, dated as of April 30, 2002, between the reporting person and Banc of America Securities LLC. The final sales prices and number of shares delivered are subject to adjustment upon settlement of the contract based on the closing price of the Issuer's Class A Common Stock on selected dates in April of 2005.

           /s/ Thomas A. Price                5-8-02
         -------------------------------  -----------------
          **Signature of Reporting Person        Date
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
        * If this form is filed by more than one reporting person, see Instruction 4(b)(v).
       ** Intentional misstatements or omissions of facts constitute Federal
          Criminal Violations.
          See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
   Note: File three copies of this Form, one of which must be manually signed.
         If space provided is insufficient, see Instruction 6 for procedure.